EXHIBIT 99.2

Transcript of Scientific-Atlanta, Inc. Earnings Conference Call held on October 23, 2003

Operator

Good afternoon, ladies and gentlemen and welcome to the Scientific-Atlanta Q1, fiscal year 2004 conference call. At this time, all participants have been placed on a listen-only mode and we will open the floor for your questions and comments following the presentation. At that time, if you have any questions or comments, please press the numbers one, followed by four on your touch-tone phone. Pressing 1 - 4 a second time will remove you from the queue should your question be answered. Lastly we do ask that while posing your question you please pick up your handset if listening on speaker phone for optimum sound quality.

It’s now my pleasure to turn the floor over to your host, Tom Robey. Sir, the floor is yours.

Tom Robey - Scientific-Atlanta Inc. – Vice President, Investor Relations

Thanks, Justin, welcome to our conference call. With me this evening are:

•	Jim McDonald, Chairman, President and Chief Executive Officer

•	Wally Haislip, Senior Vice-President, Finance and Operations

•	Julian Eidson, Chief Financial Officer

•	Allen Ecker, Corporate Executive Vice-President

•	Michael Harney, Corporate Senior Vice-President & President of our Subscriber business, and

•	Dwight Duke, Corporate Senior Vice-President and President of our Transmission Network Systems business

Before we begin our call, I will read the required cautionary statement:

During this conference call we are likely to discuss certain subjects that will contain forward-looking statements. I caution you that any forward-looking statements made by the company are not guarantees of future performance and that a variety of factors could cause the company’s actual results and experience to differ materially from the anticipated or projected results which the company may discuss on this conference call.

Please be advised that a detailed listing of cautionary statements is available to you in our most recently filed 10-K for the fiscal year ended June 27, 2003.

The content of this webcast contains time-sensitive information that is accurate only as of the date of the live broadcast, October 23, 2003. Any redistribution, retransmission, or rebroadcast of this presentation in any form without the express written consent of Scientific-Atlanta is prohibited.

Please note that we plan to furnish a copy of today’s earnings press release and a transcript of this conference call to the SEC on Form 8-K within five business days. Note also that Jim’s prepared comments will be available on our web site at www.scientificatlanta.com/investors promptly following this conference call.

Jim,

James McDonald - Scientific-Atlanta Inc. - Chairman, President and Chief Executive Officer

Good evening and thank you for joining us. Tonight, we’re pleased to announce the results of a good quarter. Sales were $396 million, and earnings were $0.28 per share. All three of our product areas performed well.

Tonight we’re going to do things a little differently. I’ve asked Wally Haislip to review our financial and operating results for the quarter; following which, Michael Harney will discuss subscriber products, and Dwight Duke will discuss transmission and satellite products. As usual, we’ll all be available at the end of the call to take any questions you might have.

Wally,

Wallace Haislip - Scientific-Atlanta Inc. – Senior Vice President-Finance and Operations

Thanks, Jim.

Bookings are orders received by the company that are eligible for inclusion in the backlog. In general, our policy is to place in our backlog firm orders from product scheduled for shipment within six months from the end of the reported quarter.

In our first quarter, bookings were $361 million, an increase of 24 percent from last year, but down 21 percent from last quarter. Bookings of subscriber products were $246 million, an increase of 21 percent from last year but a 24 percent sequential decline. Bookings of transmission products were $93 million, an increase of 41 percent from last year but a decrease of 10 percent from last quarter. Satellite product bookings were $22 million.

International bookings of $67 million were down slightly from last year and declined 27 percent from last quarter. Compared with last quarter, bookings declined in all regions except Asia Pacific.

In general, bookings from our major customers tend to be highly variable within a quarter, and they often vary considerably from one quarter to the next. We have come to believe that short-term measurements of new order activity are often less useful than longer-term measurements that span several quarters. Bookings over the last two quarters have averaged more than $400 million per quarter and, over that six month period, the book-to-bill ratio was greater than 1.

Backlog of $361 million was down eight percent from last year and down nine percent sequentially. The backlog contains orders for more than 800 thousand Explorer® digital set tops.

First quarter sales of $396 million increased 27 percent from last year, but declined slightly from last quarter.

Sales of subscriber products were $276 million, a 42 percent increase from last year, but down slightly from last quarter. In the first quarter of last year, we delivered 60 thousand set tops and associated headend equipment to Cablevision Systems, for which we deferred recognition of approximately $18 million of revenue, pending the conversion of a binding letter agreement into a detailed definitive contract. We recognized most of the revenue related to this transaction in the second quarter of the last fiscal year.

In the quarter just ended, we shipped 940 thousand Explorer digital set tops, a slight decline from last quarter’s shipment of 968 thousand units. On a sequential basis, Explorer 8000 set top shipments increased by 12 percent to 177 thousand units, and high-definition set top shipments increased slightly to 60 thousand units.

In addition, we shipped 291 thousand WebSTAR™ cable modems, a record for any quarter. More than half of these modems were shipped to customers outside the United States.

Sales of transmission products were $97 million, down slightly compared to both last year and last quarter, primarily due to lower sales of RF products. Satellite product sales were $23 million.

Sales outside of the United States were $81 million, a 14 percent decrease from last year, but a five percent increase from last quarter. Compared with both last year and last quarter, sales increased in our Europe / Middle East region, but declined in Canada, Latin America and Asia Pacific.

Gross margin in the first quarter was 37.2 percent, an increase of 100 basis points from last year, and a 60 basis point increase from last quarter’s gross margin. The year-to-year increase was due to higher volumes, material cost savings and restructured benefits. The sequential increase was driven by material cost savings and lower manufacturing costs, partially offset by declines in selling prices of certain products.

Operating expenses of $84 million in the first quarter, which included pre-tax restructuring charges of $700 thousand, declined approximately $11 million from last year and $3 million from last quarter. Operating expenses in the first quarter of last year included pre-tax charges of $8.7 million related to restructuring and $1.6 million related to the bankruptcy of Communications Dynamics Inc., the parent of TVC, a distributor of our products in Latin America. Operating expenses in the fourth quarter of last year included a pre-tax charge of $2.7 million related to restructurings.

Research and development expenses were $35 million, down 11 percent compared with the preceding year primarily as a result of higher capitalization of software development costs and the benefits of restructurings. R&D spending increased slightly on a sequential basis. SG&A expenses were $48 million, up slightly from last year, but down slightly from last quarter. Note that the first quarter of fiscal year 2004 was 14 weeks in duration.

Interest income in the first quarter was $3.9 million, a decline of $2.5 million from last quarter, due primarily to an increase in the amortization of premiums paid to acquire certain short-term investments.

Other expense was $900 thousand compared to $4.7 million of income reported in the preceding quarter. The decline in other income in the first quarter was primarily the result of lower appreciation in the cash surrender value of life insurance, a decline in the market value of warrants to purchase common stock, lower net gains from the sale of marketable securities and other miscellaneous items.

Earnings in the first quarter were $43 million, or $0.28 per share. Compared with the same period of last year, earnings increased $32 million, or more than 100 percent. On a sequential basis, reported earnings declined by $5 million, or $0.03 per share. Note that, in last year’s first quarter, earnings included after-tax charges related to restructuring, bad debt expense related to the bankruptcy of Communications Dynamics Inc., and the mark-to-market adjustments of various equity investments, which were partially offset by the gain on the settlement of a collar on a warrant. These items totaled to a net after-tax charge of approximately $9, or $0.06 per share. [CORRECTION: “$9” should be “$9 million”].

The effective tax rate for the quarter was 35.25 percent. The increase in the effective tax rate was due to the diminished impact on the tax rate from R&D tax credits on higher levels of pre-tax earnings, and an increase in state income taxes.

Our cash and short-term investments increased by $77 million sequentially to one billion twenty-six million dollars ($1.026 billion).

On a sequential basis, accounts receivable declined by $2 million, and DSO was essentially flat at 42 days. Inventory turns remained at approximately 8.0 turns.

In our first quarter, cash provided by operating activities was $40 million. This amount is net of a pension contribution of $16 million in the quarter. We do not anticipate making additional contributions in fiscal year 2004.

That completes my summary of financial and operational results in the quarter. Next, Michael Harney will discuss subscriber products.

Michael Harney - Scientific-Atlanta Inc. - Senior Vice President; President, Subscriber Networks

Thanks, Wally.

In the first quarter, we saw a continuation of the trends from the preceding quarter. Time Warner Cable and Cablevision Systems remained our two largest set top customers, together accounting for more than half of our shipments.

In recent quarters, it has become increasingly evident that the “net digital subscriber additions” that our customers report do not fully account for set top demand. Next generation products, like our high-definition set tops and our Explorer 8000 DVR products, are most often placed in households that already subscribe to digital cable and therefore are not counted as “net additions”. Similarly, “additional outlets”, or multiple set tops per home, generate demand for Scientific-Atlanta, but are not reflected in “net additions” numbers. And as the installed base grows and ages, the replacement market can become a substantial source of demand. Set tops that we ship to replace either obsolete products or products that has been lost, stolen, or damaged are not included in “net additions” reported by our customers.

The most significant trend for subscriber products continues to be the adoption of digital video recording (DVR) services with our Explorer 8000 digital video recorder product. Over the past 18 months, we have shipped 563 thousand units. The book-to-bill ratio for this product again was well above one in the quarter.

During the quarter, DVR services delivered by our Explorer 8000 product were launched in a number of significant markets, including the Time Warner Cable system in New York City. Time Warner Cable now has launched DVR services with our Explorer 8000 product in all of its major markets except Houston. As we mentioned last quarter, Bright House Networks has launched this service in five systems.

On their conference call yesterday, TimeWarner management indicated that they now have more than 250 thousand subscribers on their DVR service, and they expect to reach 10 percent penetration of their digital installed base by the end of the calendar year.

Since the end of the quarter, Cox Communications launched the Explorer 8000 product in its San Diego system, which serves more than a half million basic subscribers. Cox now has launched DVR services with our Explorer 8000 product in three markets. Cox management has indicated that they expect to have DVR services launched in six markets by the end of the calendar year, making the service available to between 30 and 35 percent of their total homes passed.

We believe that our early success with the Explorer 8000 product reflects the fact that it is attractive to all three participants in the value chain: consumers, cable operators, and Scientific-Atlanta.

To learn more about consumers’ reaction to DVR services, we recently commissioned a third-party research firm to survey users of our Explorer 8000 product in two cities. In a random sample of 300 households, 62 percent of the respondents said that they use the DVR features of our Explorer 8000 product every day, and 93 percent said they use the DVR features multiple times per week.

The dual tuner features of our product continue to be very popular with consumers. Half of the households surveyed regularly record two programs at the same time. Another survey completed earlier in the year showed that 88 percent of Explorer 8000 households said that they use the “watch and record” feature. We continue to believe that dual tuner functionality will be an essential requirement to compete in the DVR space going forward.

For cable operators, the Explorer 8000 DVR product can address both economic and competitive objectives. Generally, operators are charging between $5 and $10 per month for the service, in addition to charges for digital cable services and the normal set top rental fee. Because there is no incremental programming expense associated with this revenue stream, we believe that the economics of the service are compelling to operators.

Perhaps equally important to operators is the issue of churn. While it is too early to tell what the impact of DVR service on churn will be, we are encouraged by the survey results. Eighty nine percent of households surveyed said that they were likely to keep the service over the next six months, and 73 percent of those surveyed said that the DVR service improved their overall satisfaction with their cable operator.

Also important to cable operators is the ability of the Explorer 8000 product to provide the same network-based on-demand services that are available on all of the other set top products. Video-on-demand, subscription video-on-demand, and free-on-demand services continue to provide differentiation from services available via satellite.

The benefits to Scientific-Atlanta are clear. The Explorer 8000 product provides us with the opportunity to sell a next-generation product to households that have already adopted digital cable. This product delivers more value to the cable operator and to the consumer, consistent with its higher average selling price. We further believe that the Explorer 8000 product may be a compelling solution to drive digital penetration deeper into the analog base.

We expect to be able to continue to add capabilities to the Explorer 8000 DVR product throughout the current fiscal year and beyond.

Our high-definition (HD) television strategy is to sell fully-featured high-definition set tops to our entire customer base. In the quarter, we shipped approximately 60 thousand high definition set tops.

High-definition content availability continues to increase. According to the National Cable and Telecommunications Association (NCTA), 13 networks currently offer high-definition programming or plan to do so by the end of this year. As of September 1st, cable operators in 83 of the top 100 markets were providing high-definition television services, according to the NCTA.

The high-definition version of the Explorer 8000 product is on schedule for availability at the end of this quarter. This product will combine high-definition television, digital video recording, and the ability to deliver high-definition video-on-demand in a single product. In addition, it will enable consumers to record two high-definition shows at a time while watching a third that had been recorded previously. We believe that this combination can help cable operators differentiate cable from satellite, recapture satellite customers, and provide the possibility to enhance existing revenue streams.

In our cable modem business, we continue to extend our comprehensive product portfolio. In the quarter, our WebSTAR DPR2320™ modem received CableLabs’ CableHome certification. This gateway product will be able to support wireless, Ethernet or USB technology for home and small office networking. In addition, our WebSTAR DPX2203™ cable modem is CableLabs’ PacketCable 1.0 certified over the DOCSIS 2.0 platform. This product can enable cable operators to offer telephony services using voice over IP (VoIP) technology in addition to high-speed data services.

Next, I’ll turn it over to Dwight for a discussion of transmission and satellite.

Dwight Duke - Scientific-Atlanta Inc. - Senior Vice President; President, Transmission Network Systems

Thanks, Michael.

We’ve seen several quarters of relative stability in the market for transmission products, partially due to renewed spending at Comcast. We saw some sequential growth from Adelphia in the quarter, but sales to Adelphia remain at relatively modest levels. We are encouraged by the market and improvements in our operations in Europe, and we continue to be pleased with the results of our acquisition of product lines from Arris last November.

In recent quarters, we have diversified our headend product offering. We continue to expand our DVB headend equipment product line for cable television operators, terrestrial digital television broadcasters and digital video satellite operators in Europe and Asia. In the quarter, Scientific-Atlanta delivered DVB headend and transmission equipment to OiV (Odasilijaci I Veze d.o.o. Croatia) for a nationwide video and audio contribution and distribution platform. The system provides transport of television and radio services between a national center and 20 hub sites in Croatia.

Domestically, we continue to get experience with commercial services. In the quarter, we announced that Time Warner Cable added commercial services in Charlotte using our PRISMA IP™ platform. Initially installed to support delivery of VOD, the Prisma IP platform enables Time Warner Cable to leverage its investment to offer both video and data services on a single transport network.

We believe that the drivers of our core transport and access products over the next couple of years will be the same trends that Michael discussed earlier. High-definition television and, to a lesser degree, cable modems and telephone services are putting pressure on some systems to expand or re-allocate their bandwidth. There is not a “one-size-fits-all” solution for this challenge. Instead, there are a variety of techniques, including transmitter and node splitting, switching, analog to digital channel migration, and bandwidth extension to 870MHz and beyond. We believe that each of these bandwidth enhancement techniques can benefit us, and the good news for operators is that these techniques are non construction-intensive.

Some of the longer-term market trends for transmission products are clear, and others are still emerging. For example, it’s clear that transport networks will be all optical. For access networks, we believe both optics and wireless will have more significant roles in the future. Currently, we believe that these success of these approaches is dependent on both technology and economic break-throughs.

Jim, back to you.

James McDonald - Scientific-Atlanta Inc. - Chairman, President and Chief Executive Officer

Thanks, Dwight.

In summary, the company performed well again this quarter. Operationally, we have continued to exhibit a high degree of discipline.

It is becoming apparent that DVR services are very important for cable operators, and we are benefiting from having an excellent product available at the right time. Coupled with video-on-demand and high-definition television, the Explorer 8000 platform can provide our customers with video solutions that differentiate their services from those offered by satellite.

We believe that cable operators would prefer to compete with satellite on functionality instead of price. And, as a result, we will continue to need new products and advanced services. We believe that this proliferation of advanced video and data services can continue to provide opportunities both within the United States and internationally.

Now, we will be pleased to take your questions.

Operator

Thank you. Ladies and gentlemen, the floor is now open for questions. Once again, if you have any questions or comments, please press the numbers one, followed by four on your touch-tone phone at this time. Pressing one, four a second time will remove you from the queue should your question be answered. Lastly we do ask while posing your question that you please pick up the handset if listening on speaker phone for optimum sound quality. Please hold while we poll for questions. Thank you.

Our first question is coming from Alan Bezoza. Please announce your affiliation and then pose your question.

Alan Bezoza - CIBC World Markets - Analyst

Friedman billings. First on DVRs, this is probably going to be a hot topic tonight. First, can you characterize the ASPs on the DVRs maybe from last quarter and then again from last year, especially on some of the new contracts maybe you have been signing recently with Cox. And then with that, you know when you start seeing, you know, Rupert Murdoch starting to talk more and more about offering free DVRs and the cable operators obviously having to respond. How do you think the ASP’s will the trend over the next, say, eight months.

James McDonald - Scientific-Atlanta Inc. - Chairman, President and Chief Executive Officer

Let me start and turn it over to Wally to give you more specifics. If you look at our strategy with DVR. It’s no different than the first generation products. We introduced the Explorer 2000 with the price point slightly in excess of $400, and drove the cost down over a period of time and basically shared the benefits of those cost reductions with our customers. My personal belief is that we will follow exactly the same strategy with DVR. We continue to cost reduce it through engineering redesign and through efficiencies and manufacturing and procurement, and our strategy will be to do the same with it that we did with the first generation products.

Wallace Haislip - Scientific-Atlanta Inc. - Senior Vice President-Finance and Operations

With regard to your specific question about DVR pricing, DVR pricing during the quarter sequentially went down approximately 3%. If you look at it for a total year point of view, it went down somewhere in the range of 10 to 15% during the total year basis.

Alan Bezoza - CIBC World Markets - Analyst

But, again I go back to the same question on if the cable operators have to offer it for free, what do you think pricing point is? I understand you will offer more high definition, and maybe more storage capacity but what do you think the magic number is for these boxes given a free offering?

James McDonald - Scientific-Atlanta Inc. - Chairman, President and Chief Executive Officer

If you look at the revenue potential for our customers, what you find is that there’s an incremental $10. So, if you good look at the analysis over digital, what you wind up with is, you know a $15 to $17 adder for digital and a $10 adder on top of that. If you look at the economic returns for our customers, it’s based off a $26, $27 revenue stream. It think one is the customer significantly benefits by it and when you go to the satellite model, obviously this thing, since 1994 is all part of the customer acquisition costs for the — for the satellite company. So, how they decide to price their service versus their product varies, you know, when he is offering free DVR., he’s not really offering free DVR. What he’s really doing is not charging you for the box but what he’s really doing is going to charge you for the service. So if you look at that, our customers are charging an incremental $5 to $10 for the service and not a lot for the box. So effectively from a box standpoint they are essentially getting the same thing.

Alan Bezoza - CIBC World Markets - Analyst

Okay. One other question. Now down at the cable hall of fame dinner a couple of weeks ago and a lot of the buzz was surrounding Maestro, and actually it was in MultiChannel news this past week. As you see more and more network PVRs going with it and recording for the whole week kind of concept. How do you think that affects your PVR? Obviously there’s some storage at the home. But it appears that Time Warner’s take is to store more at the headend, I think. Any comments there?

James McDonald - Scientific-Atlanta Inc. - Chairman, President and Chief Executive Officer

Well, I think the first thing is, you know, there’s multiple places you can put storage in the system, and if you looked at it traditionally for broadcast TV, the storage was at the uplink. So the HBOs, the Showtimes and everybody has their storage on the uplink and then it passed through realtime through the system and that’s how the broadcast TV works. When you move the storage out, basically to the head end and take VOD SVOD what you have effectively done is moved it from the downlink to the uplink and it allows you to spend the services off the head end.

The next logical step it to move it into the PVR. And if you look at the PVR functionality, you need to realize that it will affect all analog channels. If you do the storage at the head end you are only affecting the digital channels. So when you look at these, they have two different sets of functionalities and are not necessarily interchangeable and they provide the consumer with different things. So the first one is to realize that these are different things. In one case, the consumer is basically in control and it affects all analog and digital channels. Putting at the head end is only going to affect those who have digital channels. So I think there are a number of things in functionality, you know, how much of the service has gone out of the system, and how much are done at the device level, I think is still pretty much an open question. And we just know — we’ll see as the market — as the markets develop.

Alan Bezoza - CIBC World Markets - Analyst

Last question on gross margins. They were very strong in the quarter. I don’t know who to thank is it Wally or Julian, in the quarter, but any concept of how that will trend going forward? Your target has not been that high. Do you think it will stay at that level?

James McDonald - Scientific-Atlanta Inc. - Chairman, President and Chief Executive Officer

Let me comment first on the margins for the quarter and how they remain. We made some comments during the prepared speech, but one of the things that we’ve done a good job, obviously in — over the last year of taking cost out, you know, I think the — we talk a lot about the cost takeout of set tops but during this quarter we saw margin improvements in all of our businesses, transmission, satellite, as well as subscriber and on the transmission side, we’re seeing some improvements because we’re now at the position where with regard to the acquisition of the Arris products, we can actually bring some of that product into our Juarez factory. And with regard to the BarcoNet products we have begun manufacturing those boards internally, a lot of those being inside the Juarez factory whereas they were actually stuffed externally previously. And then with regard to set tops we continue to work very diligently on the design process, as well as the procurement and the manufacturing process, and obviously we made progress this quarter. We — some of that progress is reflected in improved margins. Some of that progress is reflected in the fact that prices were also declined during the quarter.

Alan Bezoza - CIBC World Markets - Analyst

Great. Thanks, guys. I appreciate the answers.

Operator

Thank you. Our next question is coming from Greg Mesniaeff. Please announce your affiliation and then pose your question.

Greg Mesniaeff - Credit Lyonnais Securities - Analyst

Thank you. It’s Credit Lyonnais Securities. You the question is on the set tops you said that half were to Time Warner and Cablevision. My question is: Did Cablevision take any 8000 boxes in the quarter?

James McDonald - Scientific-Atlanta Inc. - Chairman, President and Chief Executive Officer

No.

Greg Mesniaeff - Credit Lyonnais Securities - Analyst

Are there any indications that they are looking at that box as a platform going forward?

James McDonald - Scientific-Atlanta Inc. - Chairman, President and Chief Executive Officer

No, I think one of the things — and obviously Cablevision needs to answer this question. But if you look at Cablevision, I think their digital penetration rates are now about 20%. If you looked at Time Warner in their conference call the other day, they indicate that they are approaching 40%. So I think you would say that Cablevision is at a little bit different place in the rollout, even though they are catching up pretty quickly and they also have a — about two boxes per house, relative to their installations. So I think one of the things would you find at this stage of the game, Cablevision is really going for a lot of — a lot of penetration right now, and as a result, their needs for the move to the second generation product are a little bit behind other people.

Greg Mesniaeff - Credit Lyonnais Securities - Analyst

I guess ultimately my question is if and when they embrace the PVR model, will they also ask for a version of the box with the conditional—access system taken out of it?

James McDonald - Scientific-Atlanta Inc. - Chairman, President and Chief Executive Officer

I think, you know, we support NDS up there and we still run with PowerKey up there, so I think it’s up to them. We’ll do it either way.

Greg Mesniaeff - Credit Lyonnais Securities - Analyst

Okay. Just one final follow-up. I assume the vast majority of the 8000 shipped were to Time Warner?

Wallace Haislip - Scientific-Atlanta Inc. - Senior Vice President-Finance and Operations

A significant number of the 8000s were to Time Warner, but I would — would add one caveat to that, as you look at the increases this quarter, the lion share of the increase quarter-over-quarter actually came from the diversification process that is beginning in the 8000.

James McDonald - Scientific-Atlanta Inc. - Chairman, President and Chief Executive Officer

I think the other point is, you know this is no different than the Explorer 2000, when we did it, Time Warner rolled it out to the majority of the systems and then the other operators proceeded really kind of behind that.

Greg Mesniaeff - Credit Lyonnais Securities - Analyst

Got you. Thank you.

Operator

Thank you. Our next question is coming from Jason Ader. Please announce your affiliation and then pose your question.

Jason Ader - Thomas Weisel Partners - Analyst

Hi, Thomas Weisel Partners. As you mentioned set tops you said prices declined in the quarter on set tops. Could you give us a sense of the ASP declines for the standard boxes not the set tops?

Wallace Haislip - Scientific-Atlanta Inc. - Senior Vice President-Finance and Operations

In the quarter, the decline for the non-8000 or non- — the non-8000 boxes or the standard boxes was approximately 3% sequentially and, again, on a year-to-year basis, the decline was approximately 10%.

Greg Mesniaeff - Credit Lyonnais Securities - Analyst

Okay. And book-to-bill on DVR, Michael you talked about it being greater than one. I think you said much greater than one. Was that — was that book-to-bill higher than the previous quarter? I’m trying to get a sense of the order flow right now.

James McDonald - Scientific-Atlanta Inc. - Chairman, President and Chief Executive Officer

I believe the answer to that is yes, but we’d have to check it. I’m pretty sure it was.

Greg Mesniaeff - Credit Lyonnais Securities - Analyst

Okay. And then just — and then just the final point, or final question. On the bookings, I’m trying to think one way to think about the bookings that you know, Cablevision came in with that big order, you know $129 million in the late part of the June quarter and therefore that wouldn’t be in this quarter and therefore the bookings that accounted for a lot of the delta?

Wallace Haislip - Scientific-Atlanta Inc. - Senior Vice President-Finance and Operations

That a large piece of it. If you look at and compare the two quarters last quarter we got a significant order from Cablevision that was for the remainder of the calendar year requirements. And we also got a significant order from Comcast and we have indicated that even on last quarter’s call that at the beginning of this quarter we received a significant order for 8000s from Time Warner. Yes, they come in bunches and when you look at the major customers, they — they go up and down and that is why we encourage people to look at a couple of quarters and see what the run rate is.

Greg Mesniaeff - Credit Lyonnais Securities - Analyst

So net of — net of Cablevision, the bookings the other — everybody but Cablevision, the bookings were kind of flattish is that fair to say?

Wallace Haislip - Scientific-Atlanta Inc. - Senior Vice President-Finance and Operations

There are always ups and downs. Cablevision was a significant part of the down.

James McDonald - Scientific-Atlanta Inc. - Chairman, President and Chief Executive Officer

That’s pretty much true and the other thing to think about, obviously is our customers are on a calendar year basis. So they’re in the process of doing their budgets now and until they set those budgets they tend to roll through — they tend to hold most of the orders.

Greg Mesniaeff - Credit Lyonnais Securities - Analyst

Okay. Well — the Comcast, you mentioned they placed a big order in the June quarter for the DVRs. Did you start actually shipping to Comcast?

Wallace Haislip - Scientific-Atlanta Inc. - Senior Vice President-Finance and Operations

Yes, we did.

Greg Mesniaeff - Credit Lyonnais Securities - Analyst

But they’re — I’m guessing that’s a six-month order.

Wallace Haislip - Scientific-Atlanta Inc. - Senior Vice President-Finance and Operations

That was a significant order. That was for more than one quarter. How long they last is — will be based on their take rate.

Greg Mesniaeff - Credit Lyonnais Securities - Analyst

Thank you.

Operator

Thank you. Our next question is coming from Todd Koffman. Please announce your affiliation and then pose your question.

Todd Koffman - Raymond James & Associates - Analyst

Raymond James & Associates. Just a follow-up to this subscriber bookings weakness, I thought in the July conference call you had received an order that you talked about but that you had not recognized in the June quarter and that you were going to recognize in the current quarter, and then it sounded like — I thought that was with Comcast. Is that correct?

Wallace Haislip - Scientific-Atlanta Inc. - Senior Vice President-Finance and Operations

Could you ask the question one more time, please?

Todd Koffman - Raymond James & Associates - Analyst

In the July conference call you talked about an order received that you had not recognized in the June quarter that was going to slip into this current quarter.

James McDonald - Scientific-Atlanta Inc. - Chairman, President and Chief Executive Officer

That was Time Warner.

Todd Koffman - Raymond James & Associates - Analyst

That was Time Warner. So even with the subscriber bookings number being weak, you did capture a Time Warner Explorer 8000 order in the current quarter. So my question is: How — what’s the other, you know, sort of explanation for the weakness in subscriber bookings? I mean it looks like you’re missing around 300,000 units relative to the June quarter bookings.

James McDonald - Scientific-Atlanta Inc. - Chairman, President and Chief Executive Officer

Well, the answer to your question is when Cablevision placed the order, they basically placed the order for a six month period. And as a result of extending out the window, obviously we booked that order last quarter, and it wouldn’t come again the next quarter.

Wallace Haislip - Scientific-Atlanta Inc. - Senior Vice President-Finance and Operations

As we have indicated to the previous answer, a significant portion of the reduction in orders relates to the Cablevision orders quarter-over-quarter.

Todd Koffman - Raymond James & Associates - Analyst

Just to follow up on that, I would assume, based on my numbers that the Cablevision order you had received was $100 million.

James McDonald - Scientific-Atlanta Inc. - Chairman, President and Chief Executive Officer

More.

Todd Koffman - Raymond James & Associates - Analyst

Yeah, over $100 million.

Wallace Haislip - Scientific-Atlanta Inc. - Senior Vice President-Finance and Operations

We indicated in last quarter’s report that the order that we — the orders that we received had a value of $129 million.

Todd Koffman - Raymond James & Associates - Analyst

Very good. Thank you.

Operator

Thank you. Our next question is coming from Nikos Theodosopoulos. Please announce your affiliation and then pose your question.

Long Jiang - UBS Warburg - Analyst

Yes. Hi. This is actually Long Jiang from UBS. I would like to drill down further on the gross margin. If I look at the historical trends for your gross margin for the past three quarters on the gross margins the improvements coincided with two things, you know number one overall set top volume increase and number two, the ramp up of your DVR shipments. So you just mentioned, you know, the manufacturing cost reduction was one of the reasons but do you think the overall — the overall, you know, shipment increased on the DVR makes change — also major factors for the gross margin increase?

Wallace Haislip - Scientific-Atlanta Inc. - Senior Vice President-Finance and Operations

As we’ve indicated before, margins on digital — on DVR products on any of our new products that are in their first two years of evolution generally tend to have margins slightly less than the — the average set tops or average products. Therefore, an increase in DVR products or an increase in that mix has a slight negative impact. Having said that, the more we can build in our factory, the better leverage that we get on manufacturing efficiencies, the more DVR products that we build, the better yields we get over the — over the long haul and we’re making significant progress in both procurement costs and design cost reduction areas that have impacted favorably on not only the 8000, but other product lines or other set top products as well.

Long Jiang - UBS Warburg - Analyst

Okay. If I may, I would like to ask two related questions. Number one, related to your Mexico — Mexican manufacturing subsidiary for set tops, they are currently running on two shifts; is that right or three shifts?

Wallace Haislip - Scientific-Atlanta Inc. - Senior Vice President-Finance and Operations

There are actually — if my memory serves me right, there are actually a potential for five shifts, three shifts during the week and two — two reduced shifts during the weekend. We are currently running on a portion of all of those five. We do work on the weekend as well. We do not have all of those shifts manned 100%.

Long Jiang - UBS Warburg - Analyst

Okay. Now, the second related question was related to the hard drive. Are you getting, you know — have you improved your DVR set gross margin approaching the level your company average for overall set tops and also for this hard drive, you know, you are doing 80 gig set tops, DVR set tops and you are introducing 120 gigs. Are — how does the hard drive look like? Can you use that two 40 gig hard drives to make an 80 gig DVR and can you stack three 40 gig hard drives to make a 120 gig DVR.

Wallace Haislip - Scientific-Atlanta Inc. - Senior Vice President-Finance and Operations

Let me answer the margin question with regard to DVR and then I will let Michael handle the hard drive question. As I indicated DVR products are in about their 15th month. 15 to 18th month of evolution. And we do not currently have margins on the DVR products that are comparable to the normal set top margins. We are continuously working on that issue. We — we — we not only have to find cost improvements to improve the margins through manufacturing, procurement and redesign. We also have to find cost improvements to address the declining prices that we said 3% decline this past quarter, and 10 to 15% decline over the last year. So we’re not there yet, relative to the company average of set tops. We’ve indicated that over two-year period, we would begin to approach that. We have about 6 to 9 months yet to go here.

Michael Harney - Scientific-Atlanta Inc. - Senior Vice President; President, Subscriber Networks

From a product perspective and a customer perspective, the design of the Explorer 8000 can support many different drive sizes. And actually many different vendors of drives and we have offered several but the current situation, which may change in a year, is that for our standard definition unit, the customers are opting for the 80 gig drive, which when we started the program, they were opting for the 40 gig drive. And on the high definition unit, it looks like they’ll be standardizing on the 160 gig drive. But we can offer multiple vendors and different sizes depending on what customers want.

Long Jiang - UBS Warburg - Analyst

Great. I appreciate it.

Operator

Thank you. Our next question is coming from Rob Sanderson. Please announce your affiliation and then pose your question.

Rob Sanderson - American Technology Research - Analyst

Yes, it’s American Technology Research. Thanks. A few quick question here, guys. You mentioned Time Warner Cable and Cablevision, any other 10% — is Cox or Comcast in the 10%?

James McDonald - Scientific-Atlanta Inc. - Chairman, President and Chief Executive Officer

Comcast was also a 10% customer. We had three 10% customers in the quarter.

Rob Sanderson - American Technology Research - Analyst

All right, thank you. International sales I didn’t hear you mention what international sales were at.

Wallace Haislip - Scientific-Atlanta Inc. - Senior Vice President-Finance and Operations

We indicated that international sales were $81 million for the quarter.

Rob Sanderson - American Technology Research - Analyst

Okay. Thanks. And can you give us a general sense of, you know, specific, if you could or just a general sense of how is that split by geography, your Europe, Asia, North America, I think you include Canada in that mix. How does that mix work?

Wallace Haislip - Scientific-Atlanta Inc. - Senior Vice President-Finance and Operations

Well, the — if I look at that, that $81 million represents — I won’t give you all the numbers but that $81 million represents a little over 20% of our total sales during the quarter, and of those 20%, 10% of it was in Europe and the remaining 10% was the rest of the international area.

Rob Sanderson - American Technology Research - Analyst

And is Canada in that? I think it is, right?

Wallace Haislip - Scientific-Atlanta Inc. - Senior Vice President-Finance and Operations

Canada is in it and it would be a part of the remaining 10%, yes.

Rob Sanderson - American Technology Research - Analyst

Got you. Thanks. And then one thing on the set top mix, you know, obviously very impressive gross margin. And people were kind of drilling on this a little earlier, but, you know, as the mix moves to a DVR box, you know, how — can you keep that corporate average margin, you know, on the high end box when you’re really putting through a lot more, you know, storage costs and the like? Or, you know how is that transition going to work out for you? What should we be expecting there?

Wallace Haislip - Scientific-Atlanta Inc. - Senior Vice President-Finance and Operations

As I have indicated in the past, our margins are dependent on the mix. We work very diligently in this area and we had a lot of success and as I’ve indicated in the past, we feel comfortable that it — within any ranges of mixes that we foresee in the — in the short foreseeable future that we can — we feel comfortable in the 33 to 35% range. I say that, recognizing that in the last two or three quarters we have had better success than that. But we — if you’re asking us how well we — how confident we feel within almost any mix range that we foresee, we feel comfortable in that 33 to 35% range. Depending on what the — if the mix is slightly favorable to us, or we make progress associated with especially redesigns, we may be able to achieve more than that, but the comfort factor is 33 to 35.

Rob Sanderson - American Technology Research - Analyst

I — I was a little surprised on the — on just the set top volumes overall. You know, certainly a little higher than I was looking for. A little lower on the high end but higher overall. Is that pretty equally split amongst your sort of other categories outside of HD and is it — basically is it going everywhere or is it sort of concentrated?

Wallace Haislip - Scientific-Atlanta Inc. - Senior Vice President-Finance and Operations

As we have indicated before, we have — we have a little less than — than — or approximately 50% of the product is the high end product that includes the Cablevision DOCSIS box, 8000 and HDTV. And then we have 50% of it at the lower end products.

Rob Sanderson - American Technology Research - Analyst

Okay. And the lower end includes 2000 and 3000, correct?

Wallace Haislip - Scientific-Atlanta Inc. - Senior Vice President-Finance and Operations

That is correct.

Rob Sanderson - American Technology Research - Analyst

Okay. Thank you very much, guys.

Operator

Thank you. Our next question is coming from April Horace. Please announce your affiliation and then pose your question.

April Horace - Janco Partners - Analyst

Yeah, high, Janco partners. A couple of quick questions. On the HD DVR, how much did that add to the current DVR cost? I mean is that a 5% increase? 10% increase to add that functionality?

Wallace Haislip - Scientific-Atlanta Inc. - Senior Vice President-Finance and Operations

We — we — for competitive reasons, we’re not indicating that. Just — it isn’t just a hard drive. We obviously redesigned the box as we add HDTV capability and so forth. But it will represent, obviously a value increase and a cost increase and a price increase but we would prefer not to indicate the magnitude of that.

April Horace - Janco Partners - Analyst

Okay. Last quarter, you know, we’ve talked about the CVC purchase order for $128 million and at least we had a starting point. Do you feel like giving any color as to what’s left on that?

James McDonald - Scientific-Atlanta Inc. - Chairman, President and Chief Executive Officer

Well, our booking policy is for — to basically book for six months out, so it’s 90 days later.

April Horace - Janco Partners - Analyst

I mean, should I just take half of that 128 and say it is 64 is remaining?

James McDonald - Scientific-Atlanta Inc. - Chairman, President and Chief Executive Officer

I think, you know, one thing is that, you know, Cablevision will be out with their earnings here in a few weeks and they are going to tell you where they are with — with rollouts of digital when they have their conference call, so, you know, yes, they did place a sizable order and it did span a longer period of time whether that’s all they need or not that’s something you will have to determine from the call.

April Horace - Janco Partners - Analyst

Okay. And last question, you have over $1 billion in cash and total assets is $1.9 billion. What are you going to do with it?

James McDonald - Scientific-Atlanta Inc. - Chairman, President and Chief Executive Officer

Well, the first thing is —

April Horace - Janco Partners - Analyst

I mean that’s more than just cushion.

James McDonald - Scientific-Atlanta Inc. - Chairman, President and Chief Executive Officer

Well, we — you know, we generated more than cushion by basically managing our cash flow. If you look back over the last 12 to 18 months we’ve spent about $250 million in buying shares back. We spent a comparable amount of money on making acquisitions so we’ve made about $250 million worth of acquisitions and we bought about 250 million shares back. [CORRECTION: “250 million shares” should be “$250 million worth of shares.”] Obviously, we continue to look for the right ways to get the right returns for our shareholders and that’s a combination of similar things either, you know, acquisitions or share buybacks or whatever, and we’ll continue to evaluate, what’s the right and the best way to use it for the shareholders.

April Horace - Janco Partners - Analyst

Okay. And last question, any update on some of the RBOCs with the fiber to the premises project?

James McDonald - Scientific-Atlanta Inc. - Chairman, President and Chief Executive Officer

I think as Dwight said, if you look at the advancements in optical technology over the last few years, it’s obviously been significant and the key now is an all optic network, fiber to the curb or fiber to the home, starting to approach the position where people will take not only the transport but the access part of this thing and put it in fiber. So, you know, I think we know it’s a matter of time when an all optical network will make good economic sense, and the key is are we approaching the threshold now where the customers will do it and I’m sure you’re aware of the — the RFQ that came out from Verizon, SBC and BellSouth and they will certainly test the market to see if things approached that point. I think that once they get all of their cost numbers in, probably the next phase this thing is to go trial it, which will probably happen early next year depending upon the results of the trials and the costs, I think you can probably anticipate a decision on activity in 2005 time frame.

April Horace - Janco Partners - Analyst

Okay. Great. That’s all I’ve got.

James McDonald - Scientific-Atlanta Inc. - Chairman, President and Chief Executive Officer

Okay.

Operator

Thank you. Our next question is coming from Anton Wahlman. Please announce your affiliation and then pose your question.

Anton Wahlman - Needham - Analyst

It’s Needham. Can you hear me.

James McDonald - Scientific-Atlanta Inc. - Chairman, President and Chief Executive Officer

I can hear you, yes, Anton.

Anton Wahlman - Needham - Analyst

I have a couple of questions first of all on DVR feature creep. First of all, are there or were there would be any issues with including a DVD recorder in future versions of a DVR relating to your major customers not wanting or not for digital rights management or other issues including a DVD recorder?

Michael Harney - Scientific-Atlanta Inc. - Senior Vice President; President, Subscriber Networks

That’s a long question. I think technology wise, there’s certainly no reason it can’t be done. Obviously you’ve seen some products in the market that do those kind of things. I think generally, the operators spend their capital on things that generate revenue, in addition to the concerns you mentioned on content they may also be concerned about how providing that convenience, functionality to a subscriber actually generates a return on an investment for them. Having said that, we are developing a serial ATA interface for the DVR platform, and we — as part of that, we are including the ability for an external drive, obviously that could potentially be bought directly by the subscriber, but what we also include as part of that functionality is a triple data encryption algorithm so that the content on that drive will not be moved over to the PC, downloaded sent over the Internet. So we’re trying to address that serial ATA, two issues one is the content issue and the other is the — the cost of putting that functionality into the drive itself.

Anton Wahlman - Needham - Analyst

Michael, with respect to the DSG, the DOCSIS return channel, is that something that you foresee will lower the bar of end range of this business or is it something that you think will just extend your current kind of technology with your existing customers? Is that something you’re working on?

Michael Harney - Scientific-Atlanta Inc. - Senior Vice President; President, Subscriber Networks

Well, you know, the product, obviously we have Cablevision is a DOCSIS-based product. I think the motivation there was primarily sharing their data infrastructure to do their conditional access as opposed to, you know, any kind of cost on the set top side. So I think, obviously, if you go with the standard like DOCSIS, it opens up some opportunities for everyone, but I would consider if you look at an 8000 design, and you look at how much functionality is in that and what percentage of that would be the DOCSIS functionality, it’s pretty low. You obviously know where the prices of DOCSIS modems have gone.

Anton Wahlman - Needham - Analyst

Yes. Dwight, finally a question for you on kind of network PVR. If we assume that network PVR were to be competitive, what would it require in terms of transport? I mean if you have sort of all of New York City recording two things and realtime and encoding, aren’t you talking about many, many gigabits or hundreds of gigabits of transport going forth and back between nodes and head ends.

Dwight Duke - Scientific-Atlanta Inc. - Senior Vice President; President, Transmission Network Systems

Think the issue there is obviously depending on the contingent rates systems, you’re correct it creates gigabits of demand for these things and we keep watching those contingent rates and as we help them model their networks we continue over the period of time with particularly the success of SVOD, we see some trends moving positive in that direction.

Anton Wahlman - Needham - Analyst

All right. Thank you.

James McDonald - Scientific-Atlanta Inc. - Chairman, President and Chief Executive Officer

One of the big issues there is how much of that content is HD? Because if you’ve got a high HD content, you don’t have as much bandwidth as you think.

Operator

Thank you. Our next question is coming from Steve Levy. Please announce your affiliation and then pose your question.

Steve Levy - Lehman Brothers - Analyst

Sure. It’s Lehman Brothers. Just two things. One, could you give us what the — you know the actual percentages were in the 10% customers or maybe just collectively the three of them together and if you could repeat who the third one was, you were a little garbled.

James McDonald - Scientific-Atlanta Inc. - Chairman, President and Chief Executive Officer

The third one was Comcast, the other two are obviously Time Warner and Cablevision.

Steve Levy - Lehman Brothers - Analyst

Okay. And — well, maybe you can just answer that, the individual percentages are all three together?

Wallace Haislip - Scientific-Atlanta Inc. - Senior Vice President-Finance and Operations

We will not give you — we would prefer not to give you all three or each of the three but if you were to add the three together, they represent about 46, 47% of the total. [Correction: they represent approximately 50% of the total.]

Steve Levy - Lehman Brothers - Analyst

Okay. Great. And the other question I had, the direction of operating expenses, and just near term, would you expect them to stay roughly where they are?

Wallace Haislip - Scientific-Atlanta Inc. - Senior Vice President-Finance and Operations

As we have indicated in past quarters, our goal is to stay around the 80 range. There are two key variables associated with that is we have certain — we are working on some R&D issues and we indicated last quarter that we may be spending on a quarter by quarter basis, we may actually spend some more money to move some of our strategic issues forward and we did a little bit of that this quarter, but somewhere in that $80 to $83 million dollar range is where we’re trying to be.

Steve Levy - Lehman Brothers - Analyst

Okay. And then the last thing, I think someone was describing the move from 40 gigabits on the DVR to the most popular version now is 80 gigabits and the combo getting up to 100 gigabit drives. Is there much of a difference in either your cost or what you’re charging the MSOs as you make that transition? Just for the storage difference?

Michael Harney - Scientific-Atlanta Inc. - Senior Vice President; President, Subscriber Networks

Just a clarification, it’s gigabyte, so but if you actually follow the drive industry — I don’t know that we’ll make a comment about price, but if you follow the drive industry, much like memory in general, there tends to be a sweet spot where the cost per gigabyte is optimal and as you move to a higher density drive, you start to move away from that optimal point and every year that goes by that optimal point shifts. So when I started the program the 40 gigabyte was at the optimal point and now 80 is and frankly what our customers who talk to me about this are thinking over time is they probably won’t lock in on a particular drive size, but really lock in on a drive budget. So as the cost of those higher density drives come down, they’ll just opt for the next drive level and that’s exactly what we’ve seen so far.

Steve Levy - Lehman Brothers - Analyst

All right. Thank you.

Operator

Thank you. Our next question is coming from Larry Harris. Please announce your affiliation and then pose your question.

Larry Harris - Oppenheimer - Analyst

Yes, Oppenheimer. I want to confirm the cash flow from operations number in the quarter was $40.3 million, and approximately how much was capital expenditures and depreciation?

Wallace Haislip - Scientific-Atlanta Inc. - Senior Vice President-Finance and Operations

As we indicated on the call, that the cash flow from operations was $40.3 million. The — I would also point out that that included a $16 million contribution to our pension fund and that on an ongoing basis for the rest of this year, that will not occur. With regard to the capital expenditures for the quarter, capital expenditures were a little over $5 million.

Larry Harris - Oppenheimer - Analyst

And depreciation?

Wallace Haislip - Scientific-Atlanta Inc. - Senior Vice President-Finance and Operations

And depreciation — depreciation was approximately $11 million for the quarter.

Larry Harris - Oppenheimer - Analyst

Great. And historically, we’ve seen an increase in your revenues from the September to December quarters. Is there anything in, you know, either your order bookings, maybe being a little lower this quarter or in terms of industry macro trends that would prevent sales from being up sequentially September to December?

James McDonald - Scientific-Atlanta Inc. - Chairman, President and Chief Executive Officer

I don’t think the we’d want forecast because we could get there pretty quick. If we look back at the first quarter of last year and compare the first quarter of this year, you can look at where we ended up and you can draw your own conclusions.

Larry Harris - Oppenheimer - Analyst

Okay. Finally, in the press release and your comments you indicated that you only record officially for orders that are taken to backlog, orders within a six-month time horizon. Have you received serious indications of interest maybe for the 8000 model that extend over many quarters beyond just six month period?

James McDonald - Scientific-Atlanta Inc. - Chairman, President and Chief Executive Officer

I think it’s fair to say that we have discussions with our customers about what they’re plans are and what their budgets — they anticipate putting in their budgets and that type of thing but we don’t fold any of those discussions into our numbers because they are not turned into firm orders.

Wallace Haislip - Scientific-Atlanta Inc. - Senior Vice President-Finance and Operations

We sometimes enter into contracts, including contracts on the 8000s that go for extended quarter periods of time. Those contracts are followed up by purchase orders, and we — like we have stated we record the purchase orders within a six-month window.

Larry Harris - Oppenheimer - Analyst

I understand. All right. Well, thank you.

Operator

Thank you. Our next question is coming from Daryl Armstrong. Please announce your affiliation, then pose your question.

Daryl Armstrong - Smith Barney - Analyst

Thank you very much. It’s Daryl Armstrong from Smith Barney. One clarification and then two quick questions. First, in terms of the clarification, you talked about being able to drive down the costs within the transmission business by, you know, moving production into Juarez and ultimately manufacturing your own boards. Have you already realized much of that benefit or is that still on the come?

Wallace Haislip - Scientific-Atlanta Inc. - Senior Vice President-Finance and Operations

We continue to bring things in. We did receive a good share of benefits in this quarter in the transmission margins related to that work, but that work is not yet complete.

Daryl Armstrong - Smith Barney - Analyst

Okay. Great. And then second of all, I think you said that at least from an international basis that Europe seemed to be a little bit better. I know it’s small, but just wanted to understand whether or not that was caused by, you know, seasonal factors or if there’s something more significant there.

Wallace Haislip - Scientific-Atlanta Inc. - Senior Vice President-Finance and Operations

As we’ve indicated before, we have — in our subscriber business, we have indicated that we have taken orders from time to time from European customers, and this quarter there were digital set top shipments into Europe. On the other hand, Asia has just completed its analog cycle, is beginning to ramp up our digital cycle and we, as of yet have made no significant digital set top shipments into that area of the world. And that is why you see the difference at the moment.

Daryl Armstrong - Smith Barney - Analyst

Okay. That makes sense. And then finally, given, you know, the fact that you have several packages that you have the Sony Passage offering out there and have you done a relatively good job on gaining ground on the DVR side, why haven’t we heard more buzz about cable operators taking the Explorer box to be able to roll that out into some of the Motorola systems?

James McDonald - Scientific-Atlanta Inc. - Chairman, President and Chief Executive Officer

I think that’s an area we would prefer not to get into tonight.

Daryl Armstrong - Smith Barney - Analyst

Okay. All right. Thank you very much.

Operator

Thank you. Our next question is coming from Jim Parmelee. Please announce your affiliation and then pose your question.

Brian Thackray - Credit Suisse First Boston - Analyst

Hi, this is Brian Thackray in for Jim with Credit Suisse First Boston. Hi, guys. Hi. You talked about digital penetration increasing through DVR. But you talk about digital set top box density or digital set box per home increases with DVR subscribers. Are you seeing the subscribers keep their digital box, you know as they subscribe to the DVR. Can you talk about any changes to the trend there.

Michael Harney - Scientific-Atlanta Inc. - Senior Vice President; President, Subscriber Networks

Yeah, one clarification. Certainly we believe DVR can continue to increase digital penetration, we also believe that it’s an opportunity to get analog subscribers onto a digital platform. But as we said in the opening here, a good portion of the 8000 today go to a house that already has, for example, Explorer 2200 or some other product. What we have found through surveys — and this is fairly intuitive, actually, is that once a subscriber has some experience with a DVR product, they very much want to have that kind of capability in other rooms of the house. And so one of the products we’ve shown at the recent national cable show and have announced is we’re providing a — what we call a multi room product. But essentially if you go into an 8000 home that has an existing set top, that set top can move to a second television and essentially get access to the content that is on the 8000. On the average, three TVs are connected to cable per home. Obviously some have six and some have one, but we believe, based on the survey data we’ve gotten back that there will be a strong demand to have the DVR products on as many televisions as possible.

Brian Thackray - Credit Suisse First Boston - Analyst

I guess on the — on the back of that, you know, as DVR penetration increases, with your customers — you know can you talk about the cannibalization of some of your lower end set tops. I guess I’m trying to get a sense of how many are keeping their existing digital box versus that turning back into the MSOs inventory when they become a DVR subscribers and how we should think about that?

James McDonald - Scientific-Atlanta Inc. - Chairman, President and Chief Executive Officer

Well, I think one of the things also to think about is, you know, you need to look at the satellite offerings and compare those and what you find is that there’s a number of satellite offerings out there now that include three and four boxes as far as the installation. So clearly people want the services on all the TVs in their house and if you go look at it, there’s somewhere around 3.3 or 3.4 TVs per household. So over time, the competitive pressures are really to try to get more and more TVs really wired up to the full amount of services.

Brian Thackray - Credit Suisse First Boston - Analyst

Okay then I guess just the final question, are any of your customers offering the ability to have multiple DVRs per subscriber at this point in time and if so, you talk about, you know, some of the trend you’re seeing there?

James McDonald - Scientific-Atlanta Inc. - Chairman, President and Chief Executive Officer

Some are rationing them one to house and others are offering multiples, so I think it’s going both ways right now.

Brian Thackray - Credit Suisse First Boston - Analyst

So there’s significant demand for multiple DVRs per home that you’ve seen thus far in those markets where it’s available.

James McDonald - Scientific-Atlanta Inc. - Chairman, President and Chief Executive Officer

I don’t want to — I don’t want to try to quantify it but we know a lot of people request it.

Brian Thackray - Credit Suisse First Boston - Analyst

Okay. Thank you.

Operator

Our next question is coming from Tal Liani. Please announce your affiliation and then pose your question.

Tal Liani - Merrill Lynch - Analyst

Hi, Tal Liani, Merrill Lynch. I have a question on 1850 and then a follow-up. I haven’t heard an update on the 1850 in a long time and I’m wondering what is the shipment level? Is it small quantities are these significant quantities of what you are shipping?

Wallace Haislip - Scientific-Atlanta Inc. - Senior Vice President-Finance and Operations

Wo do not indicate the quantities of shipments of 1850s. The primary customer for the 1850, the box was primarily designed for the needs of Cablevision and that is the primary customer today.

Tal Liani - Merrill Lynch - Analyst

So when you say 50% of shipments were high end, I can back out the 4200 because we know HD and we know DVR, and since Cablevision is the sole customer of this box, at least we have the 4200 portion of Cablevision. And on top of that, we have to know the 1850 to get Cablevision’s total shipment. Is that the right methodology?

Wallace Haislip - Scientific-Atlanta Inc. - Senior Vice President-Finance and Operations

Well, we don’t give you the exact number. We give you around 50 or slightly below 50 or above 50 when we’re talking about some of these mixes. But you would need to know what the 1850 shipments to know exactly what we shipped to Cablevision but we don’t — we do not give shipments exactly associated with customers and we recognize the fact that Cablevision has not yet announced and therefore, therefore that is one of the reasons we don’t do that.

Tal Liani - Merrill Lynch - Analyst

The last question is so this quarter it was around 50% high end, what was this number the last quarter in June?

Wallace Haislip - Scientific-Atlanta Inc. - Senior Vice President-Finance and Operations

We said slightly more than 50%.

Tal Liani - Merrill Lynch - Analyst

Slightly more. Okay. Thank you.

Operator

Thank you. We have a follow-up question coming from Alan Bezoza.

Alan Bezoza - CIBC World Markets - Analyst

Actually, Tal just stole my question, so I’m done.

James McDonald - Scientific-Atlanta Inc. - Chairman, President and Chief Executive Officer

All right.

Operator

Thank you. We have a follow-up question coming from Nikos Theodosopoulos. Sir, your line is live.

Long Jiang - UBS Warburg - Analyst

Hi. Yes, this is Long Jiang for Nikos. It’s a related question, your interest income declined quite meaningfully in the September quarter sequentially, can you explain to me again why this, you know, went down this quarter and how sustainable going forward. Thanks.

Wallace Haislip - Scientific-Atlanta Inc. - Senior Vice President-Finance and Operations

Well, obviously if you look at — we have a policy that we invest our cash funds and — and instruments up to a life of two years. As a result of that, if interest rates tend to go up a little bit, you see some — you’ve actually seen interest rates over time go down. So this is a yield issue for this quarter. We also had some premiums that we took on the purchase of some of these instruments and we amortized a significant portion of that during this quarter. We don’t give forecasts but, obviously with $1 billion worth of cash, our average duration for these instruments today is around 11 months to — in duration and obviously depending on what the market does, we’ll give you an idea of exactly what we’ll be able to accomplish quarter by quarter. Okay?

Long Jiang - UBS Warburg - Analyst

Great. Thanks.

Operator

Thank you. Sir, there appears to be no further questions in queue. Do you have any closing comments would you like to finish with?

James McDonald - Scientific-Atlanta Inc. - Chairman, President and Chief Executive Officer

Just like to thank everybody for joining us. If you have any specific questions, Tom Robey would be glad to answer them for you. Have a good evening.

Operator

Thank you, ladies and gentlemen. This does conclude today’s conference call. You may disconnect your phone lines at this time and have a wonderful day. Thank you for your participation.

Information Not Stated in Conference Call

Scientific-Atlanta, Inc. (NYSE:SFA) (http://www.scientificatlanta.com) is a leading supplier of transmission networks for broadband access to the home, digital interactive subscriber systems designed for video, high-speed Internet, and voice over IP (VoIP) networks, and worldwide customer service and support.

Scientific-Atlanta, the Scientific-Atlanta logo, Explorer, and PRISMA are registered trademarks of Scientific-Atlanta, Inc. WebSTAR, SciCare, PRISMA IP, DPR2320, and DPX2203 are trademarks of Scientific-Atlanta, Inc.